Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172555
PROSPECTUS
Safety First Trust Series 2007-3
Safety First Trust Series 2007-4
Safety First Trust Series 2008-1
Safety First Trust Series 2008-2
Safety First Trust Series 2008-3
Safety First Trust Series 2008-4
Safety First Trust Series 2008-5
Safety First Trust Series 2008-6
Safety First Trust Series 2009-1
Safety First Trust Series 2009-2
Safety First Trust Series 2009-3
This prospectus applies to market-making offers and sales of all the outstanding trust certificates (the “certificates”) issued by the above referenced trusts (the “Trusts”) under Registration Statements number 333-135867 and 333-154914. Any payments due from the Trusts are guaranteed by Citigroup Funding Inc. Any payments due from Citigroup Funding Inc. are guaranteed by Citigroup Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the certificates referenced above or determined if this prospectus or any prospectus describing the terms of a specific series of certificates is truthful or complete. Any representation to the contrary is a criminal offense.
These certificates referenced above are not deposits or savings accounts but are unsecured obligations of each Trust. The certificates are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
One or more broker-dealer affiliates of Citigroup Funding Inc., including Citigroup Global Markets Inc., expect to offer and sell the outstanding certificates referenced above as part of their business, and may act as principal or agent in such transactions. These broker-dealer affiliates may use this prospectus in connection with these activities.
May 12, 2011

DESCRIPTION OF THE CERTIFICATES
          The certificates referenced on the cover page of this prospectus have been issued and guaranteed under one of the Registration Statements listed on the cover of this prospectus. A prospectus describing each such series of certificates (each, a “disclosure document”) has been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety, except for any portion of each disclosure document that incorporates by reference Citigroup Inc.’s prior and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
MARKET-MAKING ACTIVITIES
          This prospectus, together with the relevant certificates prospectus describing the terms of the specific series of certificates being offered and sold, may be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of such certificates (subject to obtaining any necessary approval of any stock exchange on which such certificates are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in any of the certificates referenced on the cover of this prospectus and any such affiliate may discontinue any market making at any time without notice, at its sole discretion.
          Each of the broker-dealer affiliates of Citigroup Funding is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the certificates referenced on the cover page of this prospectus. Accordingly, the participation of any such entity in the offerings of such certificates will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.
USE OF PROCEEDS
          None of the Trusts will receive any of the proceeds from the sale of the certificates referenced on the cover page of this prospectus. All secondary market offers and sales made pursuant to this prospectus and the prospectus describing the terms of the specific series of certificates being offered and sold will be for the accounts of the broker-dealer affiliates of Citigroup Funding in connection with market-making transactions.
WHERE YOU CAN FIND MORE INFORMATION
          As required by the Securities Act of 1933, the Trusts, Citigroup Funding and Citigroup Inc. filed a registration statement relating to the market-making activities of its affiliates or subsidiaries, as applicable, in the certificates referenced on the cover of this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.
          Citigroup Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup Inc. files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
          The SEC allows Citigroup Inc. to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup Inc. files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup Inc. incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

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•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 5, 2011;

•	Current Reports on Form 8-K filed on January 10, 2011, January 12, 2011, January 13, 2011, January 18, 2011 (to the extent filed with the SEC), January 20, 2011, January 21, 2011, January 25, 2011, February 1, 2011, February 17, 2011, February 18, 2011, February 28, 2011, March 7, 2011, March 21, 2011, March 29, 2011, April 1, 2011, April 4, 2011, April 18, 2011 (to the extent filed with the SEC), April 26, 2011 and May 9, 2011; and

•	Definitive Proxy Statement on Schedule 14A filed on March 10, 2011.
          In no event, however, will any of the information that Citigroup Inc. furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.
          All documents filed by Citigroup Inc. specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date the broker-dealer affiliates of Citigroup Funding stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.
          You may request a copy of these filings, at no cost, by writing or telephoning Citigroup Inc. at the following address:
Citigroup Document Services
540 Crosspoint Parkway
Getzville, NY 14068
(716) 730-8055 (tel.)
(877) 936-2737 (toll free)
          You should rely only on the information provided in this prospectus and the prospectus describing the terms of a specific series of certificates being offered and sold in the secondary market, as well as the information incorporated by reference. None of the Trusts, Citigroup Funding, Citigroup Inc. nor any broker-dealer affiliates of Citigroup Funding is making an offer of any of the certificates referenced on the cover of this prospectus in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus describing the terms of a specific series of certificates or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.
FORWARD-LOOKING STATEMENTS
          Certain statements in the information incorporated by reference in this prospectus are forward-looking statements within the meaning of the rules and regulations of the SEC. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup Inc.’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.
          Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in the prospectus describing the terms of a specific series of certificates being offered and sold in the secondary and the factors listed under “Forward-Looking Statements” in Citigroup Inc.’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and described under “Risk Factors” in Citigroup Inc.’s most recent Annual Report on Form 10-K.

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